EXHIBIT 10.16

THIRD AMENDMENT TO THE

WORTHINGTON INDUSTRIES, INC.

AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN

This Third Amendment (this “First Amendment”) to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (the “Plan”) is effective as of June 28, 2017.

WHEREAS, pursuant to Section 12 of the Plan, the Board of Directors (the “Board”) of Worthington Industries, Inc. (the “Company”) may amend the Plan without participant consent provided that the amendment does not impair the rights of a participant under an award granted under the Plan and without the approval of the shareholders except to increase the total number of common shares of the Company available for issuance under the Plan or to change the employees or class of employees eligible to participate in the Plan; and

WHEREAS, the Board desires to amend the Plan to clarify certain provisions on tax withholding;

NOW, THEREFORE, the Board hereby amends the Plan as follows:

1. Section 13(i) of the Plan, “Withholding” is hereby amended by the addition of the following:

The authority provided in this tax withholding section includes authority to determine the amounts to be withheld (including Shares or other portions of Awards) in satisfaction of a Participant’s or former Participant’s withholding obligations, or in satisfaction of other tax obligations, either on a mandatory or elective basis, as permitted in the discretion of Committee.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to the Plan to be executed by the Company’s duly authorized officer effective as of the date first set forth above.

WORTHINGTON INDUSTRIES, INC.

By:	/s/ Dale T. Brinkman
Name:	Dale T. Brinkman
Title:	Vice President-Administration and General Counsel